                                                                   EXHIBIT 10.22

--------------------------------------------------------------------------------



                          LOAN AND SECURITY AGREEMENT



                                     among


                           LESLIE'S POOLMART, INC.,
                                      and
                          LESLIE'S POOL BRITE, INC.,
                        as Borrowers, on the one hand,



                   THE FINANCIAL INSTITUTIONS NAMED HEREIN,
                                  as Lenders,


                                      and


                         FOOTHILL CAPITAL CORPORATION,
                          as Agent, on the other hand

                           Dated as of June 22, 2000



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         Page(s)
                                                                         -------

1.   DEFINITIONS AND CONSTRUCTION..........................................    1
     1.1   Definitions.....................................................    1
     1.2   Accounting Terms................................................   16
     1.3   Code............................................................   16
     1.4   Construction....................................................   16
     1.5   Schedules and Exhibits..........................................   16

2.   LOAN AND TERMS OF PAYMENT.............................................   17
     2.1   Revolving Advances..............................................   17
     2.2   Letters of Credit...............................................   23
     2.3   Intentionally Omitted...........................................   26
     2.4   Intentionally Omitted...........................................   26
     2.5   Payments........................................................   27
     2.6   Overadvances....................................................   28
     2.7   Interest and Letter of Credit Fees:  Rates, Payments, and
           Calculations....................................................   28
     2.8   Collection of Accounts..........................................   29
     2.9   Crediting Payments; Application of Collections..................   29
     2.10  Designated Account..............................................   30
     2.11  Maintenance of Loan Account; Statements of Obligations..........   30
     2.12  Fees............................................................   30
     2.13  Eurodollar Rate Loans...........................................   31
     2.14  Illegality......................................................   32
     2.15  Requirements of Law.............................................   33
     2.16  Indemnity.......................................................   34

3.   CONDITIONS; TERM OF AGREEMENT.........................................   35
     3.1   Conditions Precedent to the Initial Advance and the Initial
           Letter of Credit................................................   35
     3.2   Conditions Precedent to all Advances and all Letters of Credit..   36
     3.3   Condition Subsequent............................................   37
     3.4   Term; Automatic Renewal.........................................   37
     3.5   Effect of Termination...........................................   37
     3.6   Early Termination or Reduction of Maximum Amount by Borrower....   37
     3.7   Termination Upon Event of Default...............................   38

4.   CREATION OF SECURITY INTEREST.........................................   38
     4.1   Grant of Security Interest......................................   38
     4.2   Negotiable Collateral...........................................   38
     4.3   Collection of Accounts, General Intangibles, and Negotiable
           Collateral......................................................   38
     4.4   Delivery of Additional Documentation Required...................   39
     4.5   Power of Attorney...............................................   39
     4.6   Right to Inspect................................................   39

5.   REPRESENTATIONS AND WARRANTIES........................................   40
     5.1   No Encumbrances.................................................   40
     5.2   Intentionally Omitted....................Error! Bookmark not defined.
     5.3   Inventory.......................................................   40
     5.4   Equipment.......................................................   40
     5.5   Location of Inventory and Equipment.............................   40
     5.6   Inventory Records...............................................   40
     5.7   Location of Chief Executive Office; FEIN........................   40
     5.8   Due Organization and Qualification; Subsidiaries................   40
     5.9   Due Authorization; No Conflict..................................   41
     5.10  Litigation......................................................   42
     5.11  No Material Adverse Change......................................   42
     5.12  Solvency.  Borrower is Solvent..................................   42
     5.13  Employee Benefits...............................................   42
     5.14  Environmental Condition.........................................   42

6.   AFFIRMATIVE COVENANTS.................................................   43
     6.1   Accounting System...............................................   43
     6.2   Collateral Reporting............................................   43
     6.3   Financial Statements, Reports, Certificates.....................   43
     6.4   Inventory at Net Book Value; Physical Count.....................   44
     6.5   Intentionally Omitted...........................................   44
     6.6   Returns.........................................................   44
     6.7   Title to Equipment..............................................   45
     6.8   Maintenance of Equipment........................................   45
     6.9   Taxes...........................................................   45
     6.10  Insurance.......................................................   45
     6.11  No Setoffs or Counterclaims.....................................   46
     6.12  Location of Inventory and Equipment.............................   46
     6.13  Compliance with Laws............................................   46
     6.14  Employee Benefits...............................................   46
     6.15  Leases..........................................................   47

7.   NEGATIVE COVENANTS....................................................   47
     7.1   Indebtedness....................................................   47
     7.2   Liens...........................................................   48
     7.3   Restrictions on Fundamental Changes.............................   48
     7.4   Disposal of Assets..............................................   49
     7.5   Change Name.....................................................   49
     7.6   Guarantee.......................................................   49
     7.7   Nature of Business..............................................   49
     7.8   Prepayments and Amendments......................................   49
     7.9   Change of Control...............................................   49
     7.10  Consignments....................................................   49
     7.11  Distributions...................................................   49
     7.12  Accounting Methods..............................................   49
     7.13  Investments.....................................................   49

     7.14  Transactions with Affiliates....................................   50
     7.15  Suspension......................................................   50
     7.16  Compensation....................................................   50
     7.17  Use of Proceeds.................................................   50
     7.18  Change in Location of Chief Executive Office; Inventory and
           Equipment with Bailees..........................................   51
     7.19  No Prohibited Transactions Under ERISA..........................   51
     7.20  Financial Covenants.............................................   52
     7.21  Capital Expenditures............................................   52

8.   EVENTS OF DEFAULT.....................................................   52

9.   THE LENDER GROUP'S RIGHTS AND REMEDIES................................   54
     9.1   Rights and Remedies.............................................   54
     9.2   Remedies Cumulative.............................................   56

10.   TAXES AND EXPENSES...................................................   56

11.   WAIVERS; INDEMNIFICATION.............................................   56
      11.1 Demand; Protest; etc............................................   56
      11.2 The Lender Group's Liability for Collateral.....................   56
      11.3 Indemnification.................................................   57

12.   NOTICES..............................................................   62

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...........................   63

14.   DESTRUCTION OF BORROWER'S DOCUMENTS..................................   64

15.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS...........................   64
      15.1 Assignments and Participations..................................   64
      15.2 Successors......................................................   66

16.   AMENDMENTS; WAIVERS..................................................   67
      16.1 Amendments and Waivers..........................................   67
      16.2 No Waivers; Cumulative Remedies.................................   68

17.   AGENT; THE LENDER GROUP..............................................   68
      17.1  Appointment and Authorization of Agent.........................   68
      17.2  Delegation of Duties...........................................   69
      17.3  Liability of Agent-Related Persons.............................   69
      17.4  Reliance by Agent..............................................   69
      17.5  Notice of Default or Event of Default..........................   70
      17.6  Credit Decision................................................   70
      17.7  Costs and Expenses; Indemnification............................   71
      17.8  Agent in Individual Capacity...................................   71
      17.9  Successor Agent................................................   72
      17.10 Withholding Tax................................................   72
      17.11 Collateral Matters.............................................   73

      17.12 Restrictions on Actions by Lenders; Sharing of Payments........   74
      17.13 Agency for Perfection..........................................   75
      17.14 Payments by Agent to the Lenders...............................   75
      17.15 Concerning the Collateral and Related Loan Documents...........   75
      17.16 Field Audits and Examination Reports; Confidentiality;
            Disclaimers by Lenders; Other Reports and Information..........   75
      17.17 Several Obligations; No Liability..............................   76

18.   GENERAL PROVISIONS....................................................  77
      18.1  Effectiveness...................................................  77
      18.2  Section Headings................................................  77
      18.3  Interpretation..................................................  77
      18.4  Severability of Provisions......................................  77
      18.5  Counterparts; Telefacsimile Execution...........................  77
      18.6  Revival and Reinstatement of Obligations........................  77
      18.7  Integration.....................................................  78

                            SCHEDULES AND EXHIBITS
                            ----------------------

Schedule C-1                     Commitments on Closing Date
Schedule E-1                     Inventory Locations
Schedule P-1                     Permitted Liens
Schedule 5.7                     Chief Executive Offices, FEINs
Schedule 5.8                     Subsidiaries
Schedule 5.10                    Litigation
Schedule 6.12                    Location of Inventory and Equipment
Schedule 7.1                     Indebtedness
Schedule 7.4                     Sale and Leaseback Properties

Exhibit A-1                      Form of Assignment and Acceptance
Exhibit B-1                      Form of Business Plan
Exhibit C-1                      Form of Compliance Certificate
Exhibit E-1                      Eligible Transferees

                          LOAN AND SECURITY AGREEMENT


  THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of June 21, 2000, among LESLIE'S POOLMART, INC., a Delaware corporation ("Poolmart"), LESLIE'S POOL BRITE, INC., a California corporation ("Pool Brite"; each of Poolmart and Pool Brite, a "Borrower," and collectively, "Borrowers"), with Borrowers' chief executive office located at 20630 Plummer Street, Chatsworth, California 91311, on the one hand, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), and FOOTHILL CAPITAL CORPORATION, as Agent, on the other hand.

  The parties agree as follows:

  1.  DEFINITIONS AND CONSTRUCTION.

      1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated
           --------------
under, with respect to, or on account of, an Account.

          "Accounts" means all currently existing and hereafter arising
           --------
accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Adjusted Eurodollar Rate" means, with respect to each Interest Period
           ------------------------
for any Eurodollar Rate Loan, the rate per annum (rounded upwards, to the next whole multiple of 1/100 of 1% per annum) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "Advances" has the meaning set forth in Section 2.1(a).
           --------                               --------------

          "Affiliate" means, as applied to any Person, any other Person who
           ---------
directly or indirectly controls, is controlled by, is under common control with or is a director or executive officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 15% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

          "Agent" means Foothill, solely in its capacity as agent for the
           -----
Lenders, and shall include any successor agent.

          "Agent Advance" has the meaning set forth in Section 2.1(h).
           -------------                               --------------

          "Agent Loan" has the meaning set forth in Section 2.1(g).
           ----------                               --------------

          "Agent-Related Persons" means Agent, together with its Affiliates, and
           ---------------------
the officers, directors, employees, and agents of Agent and such Affiliates.

          "Agent's Account" has the meaning set forth in Section 2.8.
           ---------------                               -----------

          "Agent's Fee Letter" means that certain letter, of even date herewith,
           ------------------
by Agent addressed to Borrower concerning certain fees payable to Agent.

          "Agreement" has the meaning set forth in the preamble hereto.
           ---------

          "Applicable Margin" means, at any time, with respect to any Advance:
           -----------------
(a) from the Closing Date until the first adjustment pursuant to clause (b) hereof: (i) 1.75% with respect to Eurodollar Rate Loans consisting of Advances; and (ii) 0.00% with respect to Reference Rate Loans consisting of Advances; and
(b) commencing on the first day of the first month following an adjustment as provided in the immediately succeeding sentence, the rate set forth below which corresponds to the EBITDA of Borrower for which Agent receives the financial statements and Compliance Certificate required below, determined and adjusted as provided herein. The Applicable Margin shall be adjusted quarterly after each delivery to Agent of the financial statements of Borrower required pursuant to

Section 6.3, together with the corresponding Compliance Certificate, each such
-----------
adjustment to be effective on the first day of the first calendar month after each such delivery.

                            Applicable Margin For:

                      EBITDA Level                    Eurodollar Rate Loans   Reference Rate Loans
--------------------------------------------------------------------------------------------------
Less than $16 million                                        2.00%                     0%
--------------------------------------------------------------------------------------------------
Greater than or equal to $16 million, less than $24          1.75%                     0%
 million
--------------------------------------------------------------------------------------------------
Greater than or equal to $24 million                         1.50%                     0%
--------------------------------------------------------------------------------------------------

          Notwithstanding anything in this definition to the contrary, in the event that Agent shall fail to receive any such financial statements and the related Compliance Certificate for any calendar month within 45 days following the end of such month, then the Applicable Margin shall, at the end of such 45th day, immediately and without notice or further action be the highest Applicable Margin provided herein (such Applicable Margin to be in effect until the Agent receives the monthly financial statements of Borrower required under Section 6.3
                                                                     -----------
for the most recent month and the related Compliance Certificate).

          "Assignee" has the meaning set forth in Section 15.1.
           --------                               ------------

          "Assignment and Acceptance" has the meaning set forth in Section
           -------------------------                               -------
15.1(a) and shall be in the form of Exhibit A-1.
-------                             -----------

          "Authorized Person" means any officer or other employee of Borrower.
           -----------------

          "Availability" means, as of the date of determination, the result (so
           ------------
long as such result is a positive number) of (a) the lesser of the Borrowing Base or the Maximum Amount, less (b) the Revolving Facility Usage.
                            ----

          "Average Monthly Availability" means, as of any date of determination,
           ----------------------------
(a) the average daily borrowing availability for the preceding month, less (b)
                                                                      ----
the sum of (i) the average daily amount of Advances that were outstanding during the immediately preceding month, plus (ii) the average daily amount of the
                                 ----
undrawn Letters of Credit that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
           ---------------
(S) 101 et seq.), as amended, and any successor statute.
        ------

          "Benefit Plan" means a "defined benefit plan" (as defined in Section
           ------------
3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Blocked Account" shall mean a depositary account established pursuant
           ---------------
to the Blocked Account Agreement.

          "Blocked Account Agreement" means a Depository Account Agreement, in
           -------------------------
form and substance satisfactory to Agent, among Borrower, Agent, and the Blocked Account Bank.

          "Blocked Account Bank" means Wells Fargo or such other bank as may be
           --------------------
agreed to by Agent and Borrower from time to time.

          "Board of Directors" means the board of directors (or comparable
           ------------------
managers) of Poolmart or any committee thereof duly authorized to act on behalf of the board.

          "Borrower" and "Borrowers" have the meaning set forth in the preamble
           --------       ---------
to this Agreement.

          "Borrowers' Books" means all of Borrowers' Books and records
           ----------------
including: ledgers; records indicating, summarizing, or evidencing Borrowers' properties or assets (including the Collateral) or liabilities; all information relating to Borrowers' business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

          "Borrowing" means a borrowing hereunder consisting of Advances made on
           ---------
the same day by the Lenders, or by Agent in the case of an Agent Loan or an Agent Advance.

          "Borrowing Base" has the meaning set forth in Section 2.1(a).
           --------------                               --------------

          "Business Day" means (a) any day that is not a Saturday, Sunday, or a
           ------------
day on which banks in Los Angeles, California, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or Eurodollar Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

          "Business Plan" means Borrower's and its Subsidiaries' projections
           -------------
attached hereto as Exhibit B-1.
                   -----------

          "Capital Lease" means, for any Person, any lease of property (whether
           -------------
personal, real or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

          "Capital Stock" of any person means any and all shares, interest,
           -------------
participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

          "Cash Equivalents" means (a) marketable direct obligations issued or
           ----------------
unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's,
(c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either
(i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

          "Change of Control" means (a) any "person" or "group" (within the
           -----------------
meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holder, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of an amount equal to the greater of (x) 35% of, or (y) the percentage held by the Permitted Holder of, the Stock of Poolmart having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors of Poolmart do not constitute Continuing Directors, or (c) Permitted Holder ceases to own at least 35% of the Stock of Poolmart having the right to vote for the election of the members of the Board of Directors, or (d) Poolmart ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

          "Closing Date" means the date of the first to occur of the making of
           ------------
the initial Advance or the issuance of the initial Letter of Credit.

          "Code" means the California Commercial Code, as amended from time to
           ----
time.

          "Collateral" means each Borrower's right, title and interest in each
           ----------
of the following:

          (a)  the Accounts,
          (b)  Borrowers' Books,
          (c)  the Equipment,
          (d)  the General Intangibles,
          (e)  the Inventory,
          (f)  the Investment Property,
          (g)  the Negotiable Collateral,
          (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender Group, and
          (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral of Borrowers, and any and all Accounts, Borrowers' Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Collateral Access Agreement" means a landlord waiver, mortgagee
           ---------------------------
waiver, bailee letter, or acknowledgement agreement with respect to Poolmart's chief executive office and Borrowers' distribution centers, in form and substance satisfactory to Agent.

          "Collections" means all cash, checks, notes, instruments, and other
           -----------
items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commitment" means, at any time with respect to a Lender, the
           ----------
principal amount set forth beside such Lender's name under the heading "Commitment" on Schedule C-1 or on the signature page of the Assignment and
                ------------
Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from
                       ------------
time to time in accordance with the provisions of Section 15.1 and "Commitments"
                                                  ------------
means, collectively, the aggregate amount of the commitments of all of the Lenders.

          "Compliance Certificate" means a certificate substantially in the form
           ----------------------
of Exhibit C-1 and delivered by the chief accounting officer of Borrower to
   -----------
Agent.

          "Continuing Director" means (a) any member of the Board of Directors
           -------------------
who was a director (or comparable manager) of Poolmart on the Closing Date, and
(b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Poolmart (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

          "Core Advances" has the meaning set forth in Section 2.1(a).
           -------------                               --------------

          "Daily Balance" means, with respect to each day during the term of
           -------------
this Agreement, the amount of an Obligation owed at the end of such day.

          "Default" means an event, condition, or default that, with the giving
           -------
of notice, the passage of time, or both, would be an Event of Default.

          "Defaulting Lender" has the meaning set forth in Section 2.1(f)(ii).
           -----------------                               ------------------

          "Defaulting Lenders Rate" means the Reference Rate for the first three
           -----------------------
days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Advances.

          "Designated Account" means account number _______________ __________
           ------------------
of Borrowers maintained with Borrowers' Designated Account Bank, or such other deposit account of Borrowers (located within the United States) which has been designated, in writing and from time to time, by Borrowers to Agent.

          "Designated Account Bank" means Wells Fargo, whose office is located
           -----------------------
at __________________, and whose ABA number is __________.

          "Disbursement Letter" means an instructional letter executed and
           -------------------
delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Agent.

          "Dollars or $" means United States dollars.
           ------------

          "Early Termination Premium" has the meaning set forth in Section 3.6.
           -------------------------                               -----------

          "EBITDA" means, for any Person at any time, the consolidated net
           ------
earnings (or loss) of such Person and its Subsidiaries for the period of 12 consecutive calendar months most recently ended, minus extraordinary gains for such period, plus all interest expense (including without limitation amortization of capitalized financing costs), income taxes, extraordinary or nonrecurring losses (but not including any write-down of Inventory or cash store closing costs), non-cash charges (including without limitation non-cash compensation, write-off of fixed assets, and accrued but unpaid Management
Fees), employee termination charges incurred prior to the Closing Date, and depreciation and amortization for such period, determined in accordance with GAAP.

          "Eligible Transferee" means those entities set forth on Exhibit E-1
           -------------------
hereto as the same may be amended from time to time by Agent, with the consent of Borrowers, which consent shall not be unreasonably withheld.

          "Equipment" means all of a Borrower's present and hereafter acquired
           ---------
machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any interest of such Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29
           -----
U.S.C. (S)(S) 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (a) any corporation subject to ERISA whose
           ---------------
employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "ERISA Event" means (a) a Reportable Event with respect to any Benefit
           -----------
Plan or Multiemployer Plan, (b) the withdrawal of a Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

          "Event of Default" has the meaning set forth in Section 8.
           ----------------                               ---------

          "Eurodollar Rate" means, with respect to each Interest Period for a
           ---------------
Eurodollar Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) at which United States dollar deposits are offered to Wells Fargo (or its Affiliates) by major banks in the London interbank market (or other eurodollar market selected by Agent) on or about 11:00 a.m. (California time) two Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement and for the applicable Interest Period.

          "Eurodollar Rate Loan" means any Advance made or outstanding hereunder
           --------------------
during any period when interest on such Advance is payable based on the Adjusted Eurodollar Rate.

          "Existing Lender" means Wells Fargo.
           ---------------

          "FEIN" means Federal Employer Identification Number.
           ----

          "Foothill" means Foothill Capital Corporation, a California
           --------
corporation.

          "Funding Date" means the date on which a Borrowing occurs.
           ------------

          "GAAP" means generally accepted accounting principles as in effect
           ----
from time to time in the United States, consistently applied.

          "GEI" means Green Equity Investors II, L.P. or, after a pro rata
           ---
distribution of all of the capital stock of Poolmart to its partners, such partners.

          "General Intangibles" means all of any Person's present and future
           -------------------
general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Governing Documents" means the certificate or articles of
           -------------------
incorporation, by-laws, or other organizational or governing documents of any Person.

          "Governmental Authority" means any nation or government, any state or
           ----------------------
other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials" means (a) substances that are defined or listed
           -------------------
in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Hedge Agreement" means, any interest rate swap, cap or collar
           ---------------
agreements, interest rate future or option contracts, currency swap agreements, currency future option contracts and other similar agreements.

          "Incremental Advances" has the meaning set forth in Section 2.1(a).
           --------------------                               --------------

          "Indebtedness" means:  (a) all obligations of a Person for borrowed
           ------------
money, (b) all obligations of a Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other similar financial products, (c) all obligations of a Person under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of a Person, irrespective of whether such obligation or liability is assumed, to the extent, if such obligation or liability is non-recourse, of the lesser of (x) the value of such asset and (y) the amount of the obligation or liability so secured, and (e) any obligation of a Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Indemnified Liabilities" has the meaning set forth in Section 11.3.
           -----------------------                               ------------

          "Indemnified Person" has the meaning set forth in Section 11.3.
           ------------------                               ------------

          "Indenture" means that certain 10-3/8% Senior Notes Indenture, dated
           ---------
as of June 11, 1997, between U.S. Trust Company of California, N.A., as Trustee, and Borrower, as Issuer, as amended from time to time.

          "Insolvency Proceeding" means any proceeding commenced by or against
           ---------------------
any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Intangible Assets" means, with respect to any Person, that portion of
           -----------------
the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Intellectual Property Security Agreement" means any one of those
           ----------------------------------------
certain Intellectual Property Security Agreements, of even date herewith, between a Borrower and Foothill.

          "Interest Period" means, for any Eurodollar Rate Loan, the period
           ---------------
commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date that is one, two, three, or six months thereafter, as selected by Borrower and notified to Agent as provided in Sections 2.13(a) and (b).
   ------------------------

          "Inventory" means all present and future inventory in which a Person
           ---------
has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

          "Inventory Reserves" means the reserves, if applicable, as provided
           ------------------
under Section 2.1(b).
      --------------

          "Investment Property" means all of a Person's presently existing and
           -------------------
hereafter acquired or arising investment property (as that term is defined in Section 9115 of the Code).

          "IRC" means the Internal Revenue Code of 1986, as amended, and the
           ---
regulations thereunder.

          "L/C" has the meaning set forth in Section 2.2(a).
           ---                               --------------

          "L/C Guaranty" has the meaning set forth in Section 2.2(a).
           ------------                               --------------

          "Lender" and "Lenders" have the respective meanings set forth in the
           --------------------
preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1.
                                                    ------------

          "Lender Group" means, individually and collectively, each of the
           ------------
individual Lenders and Agent.

          "Lender Group Expenses" means:
           ---------------------

                (a) prior to the occurrence of an Event of Default, the reasonable and documented out-of-pocket costs or expenses (including taxes and insurance premiums) that are paid or incurred by Agent that are required under any of the Loan Documents to be reimbursed by Borrowers; fees or charges paid or incurred by Agent in connection with the transactions contemplated hereby, including out-of-pocket fees or charges for photocopying, notarization, couriers and messengers, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office or the copyright office), filing or recording; costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent to enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent in examining Borrowers' Books (subject to the limitations in Section 2.12(c));
                                                          ---------------
reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Agent in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower or any guarantor; and the Agent's reasonable and documented attorneys fees and expenses incurred in structuring, drafting, reviewing, administering, amending, terminating or enforcing or defending or concerning the Loan Documents (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), irrespective of whether suit is brought;

                (b) after the occurrence and during the continuation of an Event of Default, with respect to Agent, all of items referenced in subsection (a) above, and, in addition, any member of the Lender Group's reasonable and documented attorneys fees and expenses incurred in amending or enforcing the Loan Documents (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), irrespective of whether suit is brought; and

                (c) after the occurrence and during the continuation of an Event of Default, all reasonable appraisal (including periodic Collateral appraisals) fees and charges.

          "Letter of Credit" means an L/C or an L/C Guaranty, as the context
           ----------------
requires.

          "Lien" means any interest in property securing an obligation owed to,
           ----
or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Loan Account" has the meaning set forth in Section 2.11.
           ------------                               ------------

          "Loan Documents" means this Agreement, the Disbursement Letter, the
           --------------
Letters of Credit, the Blocked Account Agreement, the Intellectual Property Security Agreement, the Agent's Fee Letter, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

          "Management Agreement" means that certain Management Agreement, dated
           --------------------
June 11, 1997, between Poolmart and Leonard Green & Partners, L.P., in the form delivered by Poolmart to Agent prior to the Closing Date.

          "Material Adverse Change" means (a) a material adverse change in the
           -----------------------
business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Poolmart on a consolidated basis, (b) the material impairment of the Borrowers' ability to perform their obligations under the Loan Documents or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of the Lender Group's Liens with respect to the Collateral.

          "Maturity Date" has the meaning set forth in Section 3.4.
           -------------                               -----------

          "Maximum Amount" means $65,000,000, subject to reduction pursuant to
           --------------
Section 3.6 but in no event less than $40,000,000.
-----------

          "Multiemployer Plan" means a "multiemployer plan" (as defined in
           ------------------
Section 4001(a)(3) of ERISA) to which a Borrower, any of its Subsidiaries, or
------------------
any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

          "Negotiable Collateral" means all of a Person's present and future
           ---------------------
letters of credit, notes, drafts, instruments, Investment Property, securities (including the shares of stock of Subsidiaries of such Person), documents, personal property leases (wherein such Person is the lessor), and chattel paper.

          "Net Book Value" means, at any time, the gross amount of the
           --------------
Borrower's Inventory that is located in the United States, conforms to the representations and warranties contained in Section 5.3 hereof, less reserves
                                            -----------
required by GAAP, and is reflected on the most recent consolidated balance sheet of Poolmart delivered pursuant to Section 6.3 hereof.
                                  -----------

          "Obligations" means all Advances, including the principal thereof and
           -----------
interest thereon (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), covenants, and duties owing by a Borrower to any member of the Lender Group under any of the Loan Documents, and irrespective of whether for the payment of money, whether absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Lender Group Expenses that a Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Originating Lender" has the meaning set forth in Section 15.1(e).
           ------------------                               ---------------

          "Overadvance" has the meaning set forth in Section 2.6.
           -----------                               -----------

          "Participant" has the meaning set forth in Section 15.1(e).
           -----------                               ---------------

          "Pay-Off Letter" means a letter, in form and substance reasonably
           --------------
satisfactory to Agent, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrowers.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in
          ------
Title IV of ERISA, or any successor thereto.

          "Permitted Hedge Agreement" means any interest rate swap, cap, collar
           -------------------------
or similar agreement entered into between a Borrower and any of the Lenders in respect of notional amounts corresponding to the obligations under this Agreement.

          "Permitted Holder" means GEI and any Affiliate thereof.
          ------------------
          "Permitted Investments" means (a) investments in Cash Equivalents, (b)
           ---------------------
investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

          "Permitted Liens" means (a) Liens held by the Lender Group, (b) Liens
           ---------------
for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the
                                                      ------------
interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and
                                                                ------------
so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of a Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which a Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, and
(j) easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that do not materially interfere with or impair the use or operation of the Collateral by any Borrower, or materially interfere with the ordinary conduct of the business of a Borrower.

          "Permitted Protest" means the right of Borrower to protest any Lien
           -----------------
(other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) Borrower establishes any reserve required in respect of such obligation in accordance with GAAP, (b) any such protest is instituted and diligently prosecuted by such Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of the Lender Group in and to the Collateral or, if Agent is not so satisfied, Agent shall have established such reserve against Availability as it deems appropriate in its reasonable commercial judgment.

          "Person" means and includes natural persons, corporations, limited
           ------
liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means any employee benefit plan, program, or arrangement
           ----
maintained or contributed to by a Borrower or with respect to which it may incur liability.

          "Pool Brite" has the meaning set forth in the preamble to this
          ------------
Agreement.

          "Poolmart" has the meaning set forth in the preamble to this
          ----------
Agreement.

          "Preferred Stock Purchase Agreement" means the Preferred Stock and
           ----------------------------------
Warrant Purchase Agreement dated as of June 11, 1997 between Poolmart and GEI.

          "Preferred Stock" means Poolmart's Exchangeable Cumulative Redeemable
           ---------------
Stock, Series A, the terms of which are designated in the Preferred Stock Designation Certificate.

          "Preferred Stock Designation Certificate" means the Certificate of
           ---------------------------------------
Designation, Preferences and Rights of Exchangeable Cumulative Redeemable Preferred Stock, Series A, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, in the form of Exhibit A to the Preferred Stock Purchase Agreement.

          "Pro-Rata Share" means, with respect to a Lender, a fraction
           --------------
(expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments.

          "Real Property" means any estates or interests in real property now
          ---------------
owned or hereafter acquired by a Borrower.

          "Reference Rate" means the rate of interest announced within Wells
           --------------
Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

          "Reference Rate Loans" means any Advance made or outstanding hereunder
           --------------------
during any period when interest on such Advance is payable based on the Reference Rate.

          "Reportable Event" means any of the events described in Section
           ----------------                                       -------
4043(c) of ERISA or the regulations thereunder other than a Reportable Event as
-------
to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

          "Required Lenders" means, at any time, Agent together with such other
           ----------------
Lenders whose Pro Rata Shares together with Agent aggregate 50.1% or more of the Commitments; provided that, at any time there are two or more Lenders, "Required Lenders shall be comprised of at least two Lenders.

          "Requirement of Law" means, as to any Person: (a) (i) all statutes and
           ------------------
regulations and (ii) court orders and injunctions, arbitrators' decisions, and/or similar rulings, in each instance by any Governmental Authority or arbitrator applicable to or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

          "Reserve Percentages" for any Interest Period means, as of the date of
           -------------------
determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), that is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to "eurocurrency liabilities" (as defined in Federal Reserve Board Regulation D).

          "Retiree Health Plan" means an "employee welfare benefit plan" within
           -------------------
the meaning of Section 3(1) of ERISA that provides benefits to individuals after
               ------------
termination of their employment, other than as required by Section 601 of ERISA.

          "Revolving Facility Usage" means, as of any date of determination, the
           ------------------------
aggregate amount of Advances and undrawn Letters of Credit, and unpaid reimbursement obligations in respect of drawings under Letter of Credit, then outstanding.

          "Settlement" has the meaning set forth in Section 2.1(i)(i).
          ------------                              -----------------
          "Settlement Date" has the meaning set forth in Section 2.1(i)(i).
          -----------------                              -----------------

          "Solvent" means, with respect to any Person on a particular date, that
           -------
on such date, on a consolidated basis, (a) at fair valuations, all of the properties and assets of such Person as an entirety on a going concern basis are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person as an entirety on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

          "Stock" means all shares, options, warrants, interests,
           -----
participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934).

          "Subsidiary" of a Person means a corporation, partnership, limited
           ----------
liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "Subordinated Exchange Indebtedness" has the meaning set forth in
          ------------------------------------
Section 7.22 hereof.
------------

          "Voidable Transfer" has the meaning set forth in Section 18.6.
          -------------------                              ------------

          "Wells Fargo" means Wells Fargo Bank, National Association.
          -------------

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis unless the context clearly requires otherwise.

     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured or waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.  LOAN AND TERMS OF PAYMENT.

     2.1 Revolving Advances.

          (a) Amounts. Subject to the terms and conditions of this Agreement, each Lender agrees to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Amount less the outstanding balance of
                                              ----
all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less
                                                                          ----
the aggregate amount of all undrawn or unreimbursed Letters of Credit.

For purposes of this Agreement, "Borrowing Base", as of any date of determination, means the lesser of the amount:

     (I) determined monthly, as: (A) for the period ending September 30, 2000, four times Borrower's EBITDA, (B) thereafter through September 30, 2001, three and one-half times Borrower's EBITDA, and (C) thereafter, three times Borrower's EBITDA; or

     (II) determined as: (x) 60% of the Net Book Value (70% for Advances made during the months of November through July) (collectively, "Core Advances"), plus (y) an additional 10% of the Net Book Value ("Incremental Advances"), less the Net Book Value of parts Inventory which is in excess of 30% (based upon Net Book Value thereof) of all Inventory;

     and, whether calculated under clause (I) or (II), the amount of the Borrowing Base shall be calculated minus the amount of the Inventory Reserve (if any and if applicable under subsection (b) below) and the aggregate amount of other reserves, if any, established by Agent under Sections 6.15 and 10.
                                                   --------------------

          (b) Inventory Reserves. Agent may establish reserves against the
              ------------------
Borrowing Base in such amounts as Agent in its reasonable credit judgment (from the perspective of an asset-based lender) shall deem necessary or appropriate, for (x) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases other than locations subject to Collateral Access Agreements) and has failed to pay when due under any section of this Agreement or any other Loan Document and (y) without duplication of the foregoing, amounts owing by Borrower to any Person that the Borrower has not paid when due, to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Agent (from the perspective of an asset-based lender), would be likely to have a priority superior to the Liens of Agent (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral.

          (c) Revolving Nature. Amounts borrowed pursuant to this Section 2.1
              ----------------                                    -----------
may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          (d) Procedure for Borrowing. Each Borrowing shall be made upon
              -----------------------
Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 11:00 a.m. (California time) on the Funding Date specifying (i) the amount of the Borrowing; and (ii) the requested Funding Date, which shall be a Business Day.

          (e) Agent's Election. Promptly after receipt of a request for a
              ----------------
Borrowing pursuant to Section 2.1(d) in excess of $5,000,000, the Agent shall
                      --------------
elect, in its discretion, (i) to have the terms of Section 2.1(f) apply to such
                                                   --------------
requested Borrowing, or (ii) to make an Agent Loan pursuant to the terms of
Section 2.1(g) in the amount of the requested Borrowing. Any requested Borrowing
--------------
of $5,000,000 or less shall be made as an Agent Loan pursuant to the terms of
Section 2.1(g).
--------------

          (f) Making of Advances.
              ------------------

              (i) In the event that the Agent shall elect to have the terms of this Section 2.1(f) apply to a requested Borrowing in excess of $5,000,000 as
     --------------
described in Section 2.1(e), then promptly after receipt of a request for a
             --------------
Borrowing pursuant to Section 2.1(d), the Agent shall notify the Lenders, not
                                    --------------
later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telephone and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 p.m. (California time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2, the Agent shall make the proceeds
                       ------------     ---
of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Designated Deposit Account; provided, however, that, subject
                                             --------  -------
to the provisions of Section 2.1(l), the Agent shall not request any Lender to
                     -------------
make, and no Lender shall have the obligation to make, any Advance if the Agent has actual knowledge, that (A) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the
                       ------------    ---
requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

              (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice from Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is paid to Agent such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not paid to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date. Any Lender that fails to make any Advance that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance within one Business Day after written demand upon it by Agent to do so, shall constitute a "Defaulting Lender" for purposes of this Agreement until such Advance is made.

              (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit unless and until all Advances made by other Lenders and the Agent are repaid in full and either (x) the Commitments are terminated or (y) the Borrowers so request; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder unless and until all Advances made by other Lenders and the Agent are repaid in full and either (x) the Commitments are terminated or (y) the Borrowers so request. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero. This section shall remain effective with respect to such Defaulting Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (B) the requisite non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of their duties and obligations hereunder.

          (g) Making of Agent Loans.
              ---------------------

              (i) In the event the Agent shall elect to have the terms of this
Section 2.1(g) apply to a requested Borrowing in excess of $5,000,000 as
--------------
described in Section 2.1(e) or in the event of any requested Borrowing of
             --------------
$5,000,000 or less, Agent shall make an Advance in the amount of such Borrowing (any such Advance made solely by Agent pursuant to this Section 2.1(g) being
                                                        --------------
referred to as an "Agent Loan" and such Advances being referred to collectively as "Agent Loans") available to Borrower on the Funding Date applicable thereto by transferring same day funds to Borrower's Designated Account. Each Agent Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Advance). Subject to the provisions of Section 2.1(l), the Agent shall not make any Agent Loan if the Agent has
   --------------
actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested
             ------------    ---
Funding Date for the applicable

Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Sections 3.1 or 3.2 have been
                                             ------------    ---
satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Agent Loan.

               (ii) The Agent Loans shall be secured by the Collateral and shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Obligations pursuant to Section 2.7.
                                                             -----------

          (h) Agent Advances.
              --------------

              (i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 have not been satisfied,
                                  -----------    ---
to make Advances to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in
Section 10 (any of the Advances described in this Section 2.1(h) being
----------                                        --------------
hereinafter referred to as "Agent Advances"); provided, that Agent shall not
                                              --------
make any Agent Advances to Borrower without the consent of the Required Lenders if the amount thereof would exceed $5,000,000 in the aggregate at any one time.

               (ii) Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obligations pursuant to Section 2.7.
            -----------

          (i) Settlement. It is agreed that each Lender's funded portion of the
              ----------
Advances is intended by the Lenders to be equal at all times to such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Agent Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

               (i) The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) for itself, with respect to each Agent Loan and Agent Advance, and
(2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (California time) on the Business Day immediately preceding the date of such requested Settlement (the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Agent Loans, and Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the principal, interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including Section
                                                                        -------
2.1(i)(ii)): (y) if a Lender's balance of the Advances, Agent Loans, and Agent
----------
Advances exceeds such Lender's Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, then Agent shall by no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to the account of such Lender as Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Advances; and (z) if a Lender's balance of the Advances, Agent Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to such account of the Agent as the Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Advances. Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Loan or Agent Advance and, together with the portion of such Agent Loan or Agent Advance representing Foothill's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

               (ii) In determining whether a Lender's balance of the Advances, Agent Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such Settlement; provided, however, that the
                                                    --------  -------
closing fee payable by Borrower under Section 2.12(a) shall be distributed to
                                      ---------------
the Lenders within three Business Days following the Closing Date without regard to the netting of amounts owing to or owed by any Lender as part of a Settlement.

               (iii) Between Settlement Dates, the Agent, to the extent no Agent Advances or Agent Loans are outstanding, may pay over to Foothill any payments received by the Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to Foothill's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Foothill's Pro Rata Share of the Advances other than to Agent Loans or Agent Advances, as provided for in the previous sentence, Foothill shall pay to the Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, the Agent with respect to Agent Loans and Agent Advances, and each Lender with respect to the Advances other than Agent Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Agent or the Lenders, as applicable.

               (j)  Notation.  The Agent shall record on its books the principal
                    --------
amount of the Advances owing to each Lender, including the Agent Loans and Agent Advances owing to the Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

               (k)  Lenders' Failure to Perform.  All Advances (other than Agent
                    ---------------------------
Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

               (l)  Overadvances.  Agent may make voluntary Overadvances without
                    ------------
the written consent of the Required Lenders for amounts charged to the applicable Loan Account for interest, fees or Lender Group Expenses pursuant to
Section 2.1(h)(i)(2)(C).  If the conditions for borrowing under Section 3.2(d)
-----------------------                                         --------------
cannot be fulfilled, the Agent may, but is not obligated to, knowingly and intentionally continue to make Advances (including Agent Loans) to Borrower such failure of condition notwithstanding, so long as, at any time, (i) either (A) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than $2,000,000 or (B) (y) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than the amount proposed by Agent and agreed to by the Required Lenders, and (z) such Advances are made pursuant to a plan (proposed by Agent and agreed to by the Required Lenders) for the elimination of the outstanding Revolving Facility Usage in excess of the Borrowing Base, and (ii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount. The foregoing provisions are for the sole and exclusive benefit of the Agent and the Lenders and are not intended to benefit Borrower in any way. The Advances and Agent Loans, as applicable, that are made pursuant to this Section 2.1(l) shall be
                                                     --------------
subject to the same terms and conditions as any other Agent Advance or Agent Loan, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in Section 2.7(c)(i) without regard to the presence or
                          -----------------
absence of a Default or Event of Default; provided, that the Required Lenders
                                          --------
may, at any time, revoke Agent's authorization contained in this Section 2.1(l) to make Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses), any such revocation to be in writing and to become effective upon Agent's receipt thereof; provided
                                                                       --------
further, however, that the making of such Overadvances shall not constitute a
-------  -------
waiver of such Event of Default arising therefrom.

          In the event Agent obtains actual knowledge that Revolving Facility Usage exceeds the amount permitted by the preceding paragraph, regardless of the amount of or reason for such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any further) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event any Lender disagrees over the terms of reduction and/or repayment of any Overadvance, the terms of reduction and/or repayment thereof shall be implemented according to the determination of the Required Lenders.

          Each Lender shall be obligated to settle with Agent as provided in
Section 2.1(i) for the amount of such Lender's Pro Rata Share of any
--------------
unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.1(l), and any Overadvances
                                          --------------
resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

          (m)  Effect of Bankruptcy.  If a case is commenced by or against any
               --------------------
Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, without the approval of Required Lenders the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to such Borrower as debtor or debtor-in-possession, or to any trustee for such Borrower, nor consent to the use of cash collateral (provided that the applicable Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

     2.2  Letters of Credit.

          (a)  Agreement to Cause Issuance; Amounts; Outside Expiration Date.
               -------------------------------------------------------------
Subject to the terms and conditions of this Agreement, Agent agrees to issue letters of credit for the account of a Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of a Borrower. Agent shall have no obligation to issue a Letter of Credit if any of the following would result:

               (i) the aggregate amount of all undrawn and unreimbursed Letters of Credit would exceed the Borrowing Base less the amount of outstanding Advances (including any Agent Advances and Agent Loans); or

               (ii) the aggregate amount of all undrawn or unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Amount less the amount of outstanding Advances (including any Agent Advances and Agent Loans); or (y) $5,000,000.

Each Borrower expressly understands and agrees that Agent shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Each Borrower and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4
                                                             -----------
(without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Agent in its sole discretion. If the Lender Group is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such amount to Agent and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.7.
               -----------

                (b)  Indemnification.  Each Borrower hereby agrees to indemnify,
                     ---------------
save, defend, and hold the Lender Group harmless from any loss, cost, reasonable and documented out-of-pocket expense, or liability, including payments made by the Lender Group, and reasonable and documented attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided that the Borrowers shall have no obligation to indemnify any issuing bank (including the Agent) (x) in respect of its failure to make payment of a draft that strictly conforms to the requirements of the Letter of Credit under which it is drawn or (y) in respect of its payment of a draft that does not so strictly conform (and, notwithstanding anything herein to the contrary, the Borrowers do not herein waive any claim they may have against such issuing bank in respect of such payment). Each Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by the Lender Group and opened to or for such Borrower's account or by Agent's interpretations of any Letter of Credit issued by Agent to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and Borrowers understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Guarantees may require the Lender Group to indemnify the issuing bank for certain costs or liabilities arising out of claims by a Borrower against such issuing bank. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, reasonable and documented out-of-pocket expense (including reasonable and documented attorneys fees), or liability incurred by the Lender Group under any L/C Guaranty as a result of the Lender Group's indemnification of any such issuing bank.

                (c)  Supporting Materials.  Each Borrower hereby authorizes and
                     --------------------
directs any bank that issues a letter of credit guaranteed by an L/C Guaranty to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. A Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                (d)  Costs of Letters of Credit.  Any and all charges,
                     --------------------------
commissions, fees, and costs incurred by Agent relating to the letters of credit guaranteed by an L/C Guaranty shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent.

                (e)  Indemnification.  Immediately upon the termination of this
                     ---------------
Agreement, Borrowers agrees to either (i) provide cash collateral to be held by Agent in an amount equal to 105% of the maximum amount of the Lender Group's obligations under outstanding Letters of Credit (which cash collateral shall be returned to Borrowers by Agent net of the amount of all drawings under such Letters of Credit and all costs and expenses associated therewith), or (ii) cause to be delivered to Agent releases of all of the Lender Group's obligations under outstanding Letters of Credit. At Agent's discretion, any proceeds of Collateral received by Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).
                                 --------------

                (f)  Increased Costs.  If by reason of (i) any change in any
                     ---------------
applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                     (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                     (ii) there shall be imposed on the issuing bank or the Lender Group any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or the Lender Group of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as the issuing bank or Agent may specify to be necessary to compensate the issuing bank or Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.7(a) or (c)(i), as applicable. The
                                 --------------    ------
determination by the issuing bank or Agent, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth
                     --------------
the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                (g)  Participations.
                     --------------

                     (i)  Purchase of Participations.  Immediately upon issuance
                          --------------------------
of any Letter of Credit in accordance with this Section 2.2, each Lender shall
                                                -----------
be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

                     (ii)   Documentation.  Upon the request of any Lender, the
                            -------------
Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

                     (iii)  Obligations Irrevocable.  The obligations of each
                            -----------------------
Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

                            (A)  any lack of validity or enforceability of this
Agreement or any of the other Loan Documents;

                            (B)  the existence of any claim, setoff, defense, or
other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);

                            (C)  any draft, certificate, or any other document
presented under the Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                            (D)  the surrender or impairment of any security for
the performance or observance of any of the terms of any of the Loan Documents;
or

                            (E)  the occurrence of any Default or Event of
Default.

          2.3  Intentionally Omitted.

          2.4  Intentionally Omitted.

          2.5  Payments.

               (a)  Payments by Borrower.
                    --------------------

                    (i) All payments to be made by Borrower shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Lenders or Agent, as the case may be, at Agent's address set forth in Section 12, and shall be made in
                                             ----------
immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                    (ii) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                    (iii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Reference Rate for each day from the date such amount is distributed to such Lender until the date repaid.

               (b)  Apportionment and Application of Payments. Except as
                    -----------------------------------------
otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent's separate account) shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to Agent and all such payments not relating to principal or interest on specific Advances, or not constituting payment of specific fees and all proceeds of Collateral received by Agent, shall be applied, first, to pay any fees or expense reimbursements then due to Agent from Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from Borrower; third, to pay interest due in respect of all Advances, including Agent Loans and Agent Advances; fourth, to pay or prepay principal of Agent Loans and Agent Advances; fifth, ratably to pay principal of the Advances (other than Agent Loans and Agent Advances) and unreimbursed obligations in respect of Letters of Credit; and sixth, ratably to pay any other Obligations due to Agent or any Lender by Borrower. Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.1(i).
                                    --------------

          2.6 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Sections 2.1 and
                                                              ------------
2.2 is greater than either the Dollar or percentage limitations set forth in
---
Sections 2.1 or 2.2 (an "Overadvance"), Borrowers immediately shall pay to
------------    ---
Agent, in cash, the amount of such excess to be used by Agent to reduce the Obligations pursuant to the terms of Section 2.5(b).
                                     --------------

          2.7 Interest and Letter of Credit Fees: Rates, Payments, and Calculations.

               (a)  Interest Rate.  Except as provided in Section 2.7(c), all
                    -------------                         --------------
Obligations (except for undrawn Letters of Credit), shall bear interest as follows: (i) each Eurodollar Rate Loan shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar
                                      ----
Rate Loans, and (ii) each Reference Rate Loan shall bear interest at a per annum rate equal to the Reference Rate plus the Applicable Margin for
                                 ----
Reference Rate Loans; provided that Incremental Advances shall be Reference Rate
                      --------
Loans only.

               (b)  Letter of Credit Fee.  Borrower shall pay Agent, for the
                    --------------------
benefit of the Lender Group, a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.25% per annum times the
                             --------------
aggregate undrawn amount of all Letters of Credit outstanding as of the end of the day.

               (c)  Default Rate.  Upon the occurrence and during the
                    ------------
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance at a per annum rate equal to two percentage points above the sum of the Reference Rate plus the
                                                                   ----
Applicable Margin, and (ii) the Letter of Credit fee provided in Section 2.7(b)
                                                                 --------------
shall be increased to 3.25% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of each day.

               (d)  Intentionally Omitted.

               (e)  Payments.  Interest in respect of Reference Rate Loans and
                    --------
Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on (i) the last day of the applicable Interest Period, and (ii) for Interest Periods longer than three months, on the three-month anniversary date of the commencement of such Interest Period. Each Borrower hereby authorizes Agent, at its option, without prior notice to such Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued
                                             --------------
or incurred), the fees and charges provided for in Section 2.12 (as and when
                                                   ------------
accrued or incurred), and all installments or other payments due under any Loan Document to the applicable Borrowers' Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

               (f)  Computation.  The Reference Rate as of the date of this
                    -----------
Agreement is 9.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

               (g)  Intent to Limit Charges to Maximum Lawful Rate. In no event
                    ----------------------------------------------
shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained
                                    --------  -------
herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.8 Collection of Accounts. Borrowers shall at all times maintain a blocked deposit account (the "Blocked Account") and, immediately after the Closing Date, shall deposit all Collections in respect thereof to such Blocked Account. Borrowers, Agent, and the Blocked Account Bank shall enter into the Blocked Account Agreement, which among other things shall provide for the opening of the Blocked Account for the deposit of Collections at the Blocked Account Bank. Each Borrower agrees that all Collections and other amounts received by such Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into the Blocked Account. The Blocked Account Agreement and arrangement contemplated thereby shall not be modified by a Borrower without the prior written consent of Agent. Upon the terms and subject to the conditions set forth in the Blocked Account Agreement, so long as no Event of Default has occurred and is continuing, Borrowers shall have the right to have the entire collected balance in the Blocked Account transferred, on a daily basis, to the Operating Account (as defined in the Blocked Account Agreement), and upon the occurrence and during the continuation of an Event of Default and direction by Agent to the Blocked Account Bank, amounts on deposit in the Blocked Account may be retained therein or transferred, all at the direction of the Agent, or, the Blocked Account may be transferred, at the direction of the Agent, into the name of Agent and all amounts received in the Blocked Account wired each Business Day into an account (the "Agent's Account") maintained by Agent at a depositary selected by Agent.

          2.9 Crediting Payments; Application of Collections. The receipt of any Collections by Agent immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a
                                  -----------
payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent's Account or unless and until such Collection item is honored when presented for payment. Should any Collection item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent's

Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

          2.10 Designated Account. Agent and the Lender Group are authorized to make the Advances and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.7(e).
                                                          --------------
Borrowers agrees to establish and maintain a single Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by the Lender Group hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance requested by Borrowers and made by the Lender Group hereunder shall be made to the Designated Account.

          2.11 Maintenance of Loan Account; Statements of Obligations. At the request of Borrowers, to facilitate and expedite the administration and accounting processes and procedures of their borrowings under this Agreement, Agent shall maintain a single account on its books in the names of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances made by the Lender Group to Borrowers or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.9, the Loan Account will be credited with all
                   -----------
payments received by Agent from any Borrowers or for any Borrowers' account. Agent shall render one statement regarding the Loan Account to Poolmart on behalf of Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting the Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements. Each Borrower hereby expressly agrees and acknowledges that Foothill shall have no obligation to account separately to such Borrower.

          2.12 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

                (a)  Fee Letter Fees.  As and when due and payable under the
                     ---------------
terms of the Fee Letter, Borrowers shall pay to Agent the fees set forth in the Agent's Fee Letter;

                (b)  Unused Line Fee.  On the first day of each month during the
                     ---------------
term of this Agreement, an unused line fee in an amount equal to 0.30% per annum times the Average Monthly Availability; and

                (c)  Financial Examination and Appraisal Fees.  For the sole
                     ----------------------------------------
account of Agent: (i) a fee of $750 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed in connection with the audit performed prior to the Closing Date and any audits performed after the occurrence and during the continuation of an Event of Default; and (ii) the actual charges paid or incurred by Agent after the occurrence and during the continuation of an Event of Default, to appraise the Collateral; provided that if no Event of Default shall have
                         --------
occurred and be continuing the audits (other than the pre-Closing Date audit) referenced in the foregoing clause (i) shall be conducted at Lenders' expense, and, if Borrower's average Availability is at least $8,000,000 for the six-month period preceding the date of determination, then the audits referenced in the foregoing clause (i) shall be conducted no more frequently than once per year.

          2.13 Eurodollar Rate Loans. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                (a)  Borrowing; Conversion; Continuation.  Borrower may from
                     -----------------------------------
time to time, on or after the Closing Date (and subject to the satisfaction of the requirements of Sections 3.1 and 3.2), request in a written or telephonic
                    ------------     ---
communication with Agent: (i) Advances (consisting only of Core Advances) made up of Eurodollar Rate Loans; (ii) that Reference Rate Loans (consisting only of Core Advances) be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed Funding Date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period (in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed Funding Date therefor, each of the following conditions is satisfied:

                     (v)   no Event of Default exists;

                     (w) no more than five Interest Periods would be in effect at any one time;

                     (x) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $500,000 and integral multiples of $100,000 in excess thereof;

                     (y) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to it and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                     (z) Agent shall have received such request at least two Business Days prior to the proposed Funding Date therefor.

                     Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that the Agent shall determine under Section 2.13(a), or as to any Lender that
                                ---------------
determines under Section 2.14, that such Eurodollar Rate Loans cannot be made or
                 ------------
continued.

                (b)  Determination of Interest Period.  By giving notice as set
                     --------------------------------
forth in Section 2.13(a), Borrower shall select an Interest Period for such
         ---------------
Eurodollar Rate Loan. The determination of the Interest Period shall be subject to the following provisions:

                     (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                     (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next
                                     -----------------
succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                     (iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                     (iv) Borrower may not select an Interest Period which expires later than the Maturity Date.

                (c)  Automatic Conversion.  Any Eurodollar Rate Loan shall
                     --------------------
automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.13(a).
                                                ---------------

          2.14 Illegality. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change
                            ------------
so that such Lender shall determine that it is no longer so affected, such Lender will promptly notify Agent and Borrower, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

          2.15  Requirements of Law.

                (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date

                     (i) shall subject such Lender to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to Eurodollar Rate Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) the establishment of a tax based on the net income of such Lender or changes in the rate of tax on the net income of such Lender and (y) United States withholding taxes in respect of payments made to any Lender that is organized under the law of any jurisdiction other than the United States or a political subdivision thereof);

                     (ii) shall in respect of Eurodollar Rate Loans impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

                     (iii) shall impose on such Lender any other condition with respect to Eurodollar Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, or maintaining Eurodollar Rate Loans or to increase the cost to such Lender in respect of Eurodollar Rate Loans, by an amount which such Lender deems to be material, or to reduce any amount receivable hereunder in respect of Eurodollar Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof in respect of Eurodollar Rate Loans, then, in any such case, if such Lender is demanding payment of additional amounts in respect thereof by borrowers generally that are reasonably similarly situated with the Borrowers, Borrowers shall promptly pay to Agent (for the benefit of such Lender), upon such Lender's demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow such Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost; provided, further, that the Lender shall not be entitled to demand payment of any such amount that is attributable to any period prior to 60 days before such demand is made. If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, such
                                                          ------------

Lender shall promptly notify Agent and Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted in reasonable detail by such Lender to
                 ------------
Agent and Borrower shall be conclusive in the absence of manifest error. Within five Business Days after a Lender notifies Borrower and Agent of any increased cost pursuant to the foregoing provisions of this Section 2.15, Borrower may
                                                  ------------
convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.13 and, additionally, reimburse such Lender for any
                ------------
cost in accordance with Section 2.16.  This covenant shall survive the
                        ------------
termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                (b) If a Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such change or compliance (taking into consideration such Lender's or such Person's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Agent and Borrower of a prompt written request therefor accompanied by a certified calculation in reasonable detail, Borrower shall pay to Agent (for the benefit of such Lender) such additional amount or amounts as will compensate such Lender or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

          2.16 Indemnity. Borrower agrees to indemnify Agent and each Lender and to hold Agent and Lenders harmless from any loss or expense which Agent or any Lender may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a Borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement, upon an Event of Default, or otherwise), including, in each case, any such loss or expense (but excluding loss of margin or anticipated profits) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that Agent or any Lender, if requesting indemnification, shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Calculation of all amounts payable to any such Lender under this Section 2.16 shall be made as though such Lender had actually funded
           ------------
the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16. This covenant shall survive the termination of
                   ------------
this Agreement and the payment of the Obligations hereunder.

3.  CONDITIONS; TERM OF AGREEMENT.

    3.1 Conditions Precedent to the Initial Advance and the Initial Letter of Credit. The obligation of the Lender Group to make the initial Advance or to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions on or before the Closing Date:

         (a)  the Closing Date shall occur on or before June 30, 2000;

         (b) Agent shall have received searches reflecting the filing of its financing statements and fixture filings;

         (c) Agent shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

              a.  the Disbursement Letter;

              b.  the Agent's Fee Letter;

              c. the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrowers; and

              d.  the Intellectual Property Security Agreement.

         (d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of each Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

         (e) Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

         (f) Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

         (g) Agent shall have received certificates of status with respect to each Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

         (h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and
                                                  ------------
substance of which shall be satisfactory to Agent and its counsel;

         (i)  Agent shall have received the Business Plan;

         (j) Agent shall have received an opinion of Borrowers' counsel in form and substance satisfactory to Agent in its sole discretion;

         (k) Borrower shall have, net of all refinancing and payments to the Existing Lender and of the Indebtedness under the Indenture to be paid on the Closing Date and net of such amounts as Agent determines are necessary to maintain Borrower's trade accounts payable not more than 60 days past due, at least $5,000,000 of Availability and unrestricted cash;

         (l) Agent shall have received a copy of management letter from Arthur Andersen with respect to Borrowers' fiscal year 1999 audited financial statements which shall be in form and substance satisfactory to Agent; and

         (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

    3.2 Conditions Precedent to all Advances and all Letters of Credit. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

         (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

         (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

         (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against any Borrower, the Lender Group or any of their Affiliates;

         (d) the amount of any requested Advance or Letter of Credit shall not exceed the Availability at such time; and

         (e)  no Material Adverse Change shall have occurred.

          3.3 Condition Subsequent. As a condition subsequent to initial closing hereunder, Borrowers shall perform or cause to be performed the following (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default ):

                (a) within 30 days of the Closing Date, deliver to Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall
                            ------------
be satisfactory to Agent;

                (b) within 15 days of the Closing Date, cause to be delivered to Agent the fully executed Blocked Account Agreement; and

                (c) within 45 days of the Closing Date, cause to be delivered to Agent the fully executed Collateral Access Agreements with respect to Borrowers' distribution centers and Poolmart's chief executive office.

          3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and the Lender Group and shall continue in full force and effect for a term ending on January 31, 2004 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate the Lender Group's obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers or Borrowers' duties, Obligations, or covenants hereunder, and the Lender Group's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligation to provide additional credit hereunder is terminated.

          3.6 Early Termination or Reduction of Maximum Amount by Borrowers. The provisions of Section 3.4 that allow termination of this Agreement by
                  -----------
Borrowers only on the Maturity Date notwithstanding, Borrowers have the option:
(A) at any time, without charge but upon at least 15 days prior written notice to Agent, to reduce the Maximum Amount by minimum increments of $5,000,000 or multiples thereof, but in no event to an amount less than $40,000,000 (provided that Borrowers shall have no right to increase the Maximum Amount after any reduction thereof and any and all fees paid by Borrowers prior to any such reduction shall be deemed fully earned and no portion thereof shall be subject to refund due to any such reduction); and (B) at any time upon at least 15 days prior written notice to Agent, to terminate this Agreement by paying to Agent (for the ratable benefit of the Lender Group), in cash, the Obligations (including depositing with Agent an amount equal to 105% of the undrawn amount of the Letters of Credit, which cash collateral shall be returned to Borrowers by Agent net of the amount of all drawings under such Letters of Credit and all costs and expenses associated therewith), in full, together with a premium (the "Early Termination Premium") equal to the following amount:

-------------------------------------------------------------------------------------------------
            Effective Date of Termination                       Early Termination Premium
            -----------------------------                       -------------------------
-------------------------------------------------------------------------------------------------
Prior to the first anniversary date of the Closing Date       0.50 % of the Maximum Amount
-------------------------------------------------------------------------------------------------
Thereafter                                                    No Early Termination Premium
-------------------------------------------------------------------------------------------------

And, in any event, if Obligations are repaid in full from a refinancing by a commercial banking unit of Wells Fargo, then no Early Termination Premium shall be payable.

          3.7 Termination Upon Event of Default. If the Lender Group terminates this Agreement upon the occurrence and during the continuation of an Event of Default which Agent has reasonably determined to be been caused intentionally by a Borrower, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender Group's lost profits as a result thereof, Borrowers shall pay to Agent (for the ratable benefit of the Lender Group) upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by the Lender Group as the result of the early termination and Borrowers agree that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.
     -----------

      4.  CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Each Borrower hereby grants to Agent for the benefit of the Lender Group a continuing security interest in all of such Borrower's currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. The security interests of Agent for the benefit of the Lender Group in the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrowers.

          4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, of value in excess of $250,000 is evidenced by or consists of Negotiable Collateral, Borrowers, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

          4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify customers or Account Debtors of any Borrower that the Accounts, General Intangibles, or Negotiable Collateral of such Borrower have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral of such Borrower directly and charge the collection costs and expenses to the Loan Account. After the occurrence and during the continuation of an Event of Default, each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

          4.4 Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrowers shall execute and deliver to Agent all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, affidavits, reports, notices, schedules of accounts, letters of authority, and, after the occurrence and during the continuation of an Event of Default, endorsements of certificates of title, applications for title, and, in any event (whether prior to or after the occurrence of an Event of Default), all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected the Liens of the Lender Group in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on
                                  -----------
any of the documents described in Section 4.4, (b) at any time that an Event of
                                  -----------
Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to any Account of such Borrower, drafts against Account Debtors, schedules and assignments of Accounts of such Borrower, verifications of Accounts of such Borrower, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Agent, to receive and open all mail addressed to such Borrower, and to retain all mail relating to the Collateral of such Borrower and forward all other mail to such Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts of such Borrower directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as such Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligation to extend credit hereunder is terminated.

          4.6 Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, once per year so long as the trailing six-month average Availability is at least $8,000,000 and otherwise from time to time (upon reasonable intervals and upon reasonable notice so long as no Event of Default has occurred and is continuing), to inspect Borrowers' Books and to audit and, after the occurrence and during the continuation of an Event of Default, appraise, the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

          5.1 No Encumbrances. Each Borrower has good and indefeasible title to its Collateral, free and clear of Liens except for Permitted Liens.

          5.2   Intentionally Omitted

          5.3 Inventory. The Borrowers have established such reserves with respect to their Inventory as are adequate in accordance with GAAP, and such reserves are reflected on Poolmart's most recent consolidated balance sheet delivered pursuant to Section 6.3; such Inventory is owned solely by a Borrower
                      -----------
and such Borrower has good title thereto, subject to no Liens that are prohibited hereby; is located at one of the locations set forth on Schedule E-1
                                                                   ------------
(as amended from time to time in accordance with Section 6.12) or in transit in
                                                 ------------
the United States to such a location; such Inventory, if located at a distribution center of a Borrower, is subject to a Collateral Access Agreement; and such Inventory is subject to a valid and perfected first priority security interest in favor of the Lender Group.

          5.4 Equipment. All of the Equipment of Borrowers is used or held for use in Borrowers' business and is fit for such purposes.

          5.5 Location of Inventory and Equipment. The Inventory and Equipment of Borrowers are not stored with a bailee, warehouseman, or similar party (without delivery to Agent of a Collateral Access Agreement or Agent's prior written consent) and are located only at the locations identified on Schedule
                                                                     --------
6.12 or otherwise permitted by Section 6.12.
----                           ------------

          5.6 Inventory Records. Consistent with past practices, each Borrower keeps records itemizing and describing the kind, type and quantity of its Inventory and the Net Book Value thereof.

          5.7 Location of Chief Executive Office; FEIN. The chief executive office of each Borrower and Borrower's FEIN is set forth on Schedule 5.7.

          5.8   Due Organization and Qualification; Subsidiaries.

                (a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

                (b)  Set forth on Schedule 5.8, is a complete and accurate list
                                  ------------
of each Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                (c)  Except as set forth on Schedule 5.8, no capital stock (or
                                            ------------
any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of any Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

          5.9   Due Authorization; No Conflict.

                (a) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                (b) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of such Borrower.

                (c) Other than the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                (d) This Agreement and the Loan Documents to which any Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                (e) The Liens granted by each Borrower to Agent (for the benefit of the Lender Group) in and to its properties and assets pursuant to this Agreement and the other

Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

          5.10 Litigation. There are no actions or proceedings pending by or against any Borrower before any court or administrative agency and no Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which a Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters that would not reasonably be
                     -------------
expected to cause a Material Adverse Change.

          5.11 No Material Adverse Change. All of Poolmart's consolidated financial statements that have been delivered to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Poolmart's consolidated financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change on or before the Closing Date with respect to Borrowers (taken as a whole) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

          5.12 Solvency. Borrowers are Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

          5.13 Employee Benefits. Each Borrower and each Subsidiary of a Borrower are in compliance in all material respects with all applicable provisions of ERISA; each Borrower and each such Subsidiary have not violated in any material respect any provision of any Benefit Plan maintained or contributed to by Borrower or any such Subsidiary; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Benefit Plan initiated by a Borrower or any such Subsidiary; Borrowers and each Subsidiary of a Borrower have met their minimum funding requirements under ERISA with respect to each Benefit Plan; and each Benefit Plan will be able to fulfill its benefit obligations as they come due in accordance with the Benefit Plan documents and under GAAP.

          5.14 Environmental Condition. Except as disclosed by Borrowers to Agent in writing prior to the date hereof, to the best of Borrowers' knowledge, Borrowers and each Subsidiary of a Borrower are in compliance in all material respects with all applicable environmental, hazardous waste, health, and safety statutes and regulations governing their operations and/or properties or relating to the disposal, handling, production, storage, transport or release of Hazardous Materials. To the best of Borrowers' knowledge, none of the operations of Borrowers or any Subsidiary of a Borrower are the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any Hazardous Material into the environment. To the best of Borrowers' knowledge, no Borrower nor any such Subsidiary has any material contingent liability in connection with any such release.

          5.15 Taxes. Borrowers have timely filed all tax returns required to be filed by Borrowers and all taxes upon each Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

     6.   AFFIRMATIVE COVENANTS.

          Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, such Borrower shall do all of the following:

          6.1 Accounting System. Maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP, consistent with past practices.

          6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent: (a) on a monthly basis and, in any event, by no later than the 30th day of each month during the term of this Agreement, a detailed calculation of the Borrowing Base, including Inventory mix by major category (including a separate parts inventory category), all in such form and detail as Agent may reasonably require, (b) on a monthly basis and, in any event, by no later than the 30th day of each month during the term of this Agreement, a summary aging, by vendor, of such Borrower's accounts payable and any book overdraft, (c) the semi-annual physical inventory report required under
Section 6.4, together with an inventory shrinkage reconciliation schedule based
-----------
upon such count, (d) on a quarterly basis, a reconciliation of the Borrowers' general ledger to the perpetual inventory report, and (e) such other reports as to the Collateral or the financial condition of such Borrower as Agent may reasonably request from time to time.

          6.3   Financial Statements, Reports, Certificates. Deliver to Agent:
(a) as soon as available, but in any event within 30 days after the end of each month during each of such Borrower's fiscal years (or 45 days after end of the last month in each fiscal quarter), a company prepared balance sheet, income statement, and, on a quarterly basis only, a statement of cash flow covering such Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of such Borrower's fiscal years, financial statements of such Borrower for each such fiscal year, audited by independent certified public accountants from a "Big 5" accounting firm or such other accounting firm as is reasonably acceptable to Agent and certified, without any material qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management.

                Together with the above, such Borrower also shall deliver to Agent such Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by such Borrower with the Securities and Exchange

Commission, if any, as soon as the same are filed, and any other report reasonably requested by Agent relating to the financial condition of such Borrower.

                Each month, together with the financial statements provided pursuant to Section 6.3(a), such Borrower shall deliver to Agent a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the consolidated financial condition of such Borrower, (ii) the representations and warranties of such Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, such
                                          ------------
Borrower is in compliance at the end of such period with the applicable financial covenants contained in Section 7.20 (and demonstrating such compliance
                                 ------------
in reasonable detail), (iv) in any month in which any principal amount of Indebtedness arising under the Indenture is redeemed, a statement of the principal amount of such Indebtedness redeemed during such month and during the term hereof; and (v) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action such Borrower has taken, is taking, or proposes to take with respect thereto).

                Poolmart shall, from time to time, not more frequently than once in any year unless an Event of Default has occurred and is continuing, at the request of the Agent cause its independent certified public accountants to meet and confer with Agent, in the presence of management of Poolmart, to discuss with Agent the Borrowers' financial affairs.

          6.4 Inventory at Net Book Value; Physical Count. Reflect on its financial statements such Borrower's Inventory at Net Book Value, conduct, on a semi-annual basis (except for distribution centers, which shall be on an annual basis), a physical inventory count including all store locations, promptly adjust its financial statements to reflect the results of each such physical inventory, and promptly deliver to Agent copies of the results of such physical inventory count.

          6.5   Intentionally Omitted.

          6.6 Returns. Cause returns and allowances, if any, as between such Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement.

          6.7 Title to Equipment. Upon Agent's request after the occurrence and during the continuation of an Event of Default, such Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, such Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

          6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Such Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Such Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that such Borrower has made such payments or deposits.

          6.10  Insurance.

                (a) Maintain and keep in force, and cause each Subsidiary of such Borrower to maintain and keep in force, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage, and workers' compensation, carried with companies and in amounts reasonably satisfactory to Agent, and deliver to Agent from time to time at Agent's request certificates of insurance setting forth all insurance then in effect; provided, however, that (a) with respect to Borrowers' and each such Subsidiary's commercial liability insurance, each Borrower and each such Subsidiary may maintain deductibles which do not exceed, in the aggregate, $500,000 per occurrence, (b) each Borrower and each such Subsidiary may self-insure for workers' compensation upon disclosure by Borrower to Agent in writing, so long as such self-insurance program is instituted and maintained in compliance with all applicable laws, rules, and regulations, and (c) with respect to each Borrower's and each such Subsidiary's fire and property damage insurance, each Borrower and each Subsidiary may maintain deductibles which do not exceed, in the aggregate, five percent (5%) of their combined net current assets per occurrence.

                (b) Except as otherwise provided in (a) above, all hazard insurance and such other insurance as Agent shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Agent, showing Agent (for the ratable benefit of the Lenders) as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the
                                 ------------
insurer that it will not cancel such policy except after 30 days prior written notice to Agent (for the ratable benefit of the Lenders) and that any loss payable thereunder shall be payable notwithstanding any act or negligence of such Borrower or the Lender Group which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

                (c) Original policies or certificates thereof satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies. Such Borrower shall give Agent prompt notice of any loss covered by such insurance, and, after the occurrence and during the continuation of an Event of Default, Agent shall have the right to adjust any loss. In such event, Agent shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to such Borrower whatsoever in respect of such adjustments.

                (d) Such Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Agent is included thereon as named
                      ------------
insured with the loss payable to Agent (for the ratable benefit of Lenders) under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Such Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Agent.

          6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of such Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.12 Location of Inventory and Equipment. Except for in-transit Inventory, keep the Inventory and Equipment only at the locations (including store locations) identified on Schedule 6.12; provided, however, that Borrower
                               -------------  --------  -------
may amend Schedule 6.12 so long as such amendment occurs by written notice to
          -------------
Agent not less than 30 days prior to the date on which the Inventory or Equipment of Borrower is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected (the Lien of Agent for the benefit of the Lender Group), security interests in such assets and also provides to Agent, if requested by Agent, a Collateral Access Agreement.

          6.13 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change.

         6.14 Employee Benefits. Deliver to Agent: (i) promptly, and in any event within 10 Business Days after such Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Such Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

          6.15 Leases. Pay when due all rents and other amounts payable under any leases to which such Borrower is a party or by which such Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that such Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

          6.16 Notices Under Preferred Stock, Subordinated Exchange Indebtedness and Bond Indenture. Promptly (upon delivery by Borrower of any such notice or certificate and in no event more than seven (7) Business Days after receipt by Borrower of any such notice or certificate) provide a copy of any material notice or certificate delivered to or by Borrower under the Indenture or under the Preferred Stock Purchase Agreement or otherwise in respect of the Preferred Stock, including, without limitation, (i) any notice or certificate delivered under Section 3.01, 3.02, 3.03, 4.03, 4.08(c), 4.16, 4.17, 6.01, 6.02,
6.04, 7.08, 8.01, 8.02, 8.04, 10.04 or 10.05 of the Indenture or in respect of any amendment, supplement or other modification of the Indenture or the terms of the Bonds; (ii) any notice or certificate in respect of any redemption of any Preferred Stock; (iii) any notice or certificate in respect of any default or event of default under any Subordinated Exchange Indebtedness; or (iv) any conversion notice by Borrower pursuant to Section (g)(i)(A) of the Preferred Stock Designation Certificate in respect of a contemplated exercise of Borrower's right to convert Preferred Stock into subordinated Indebtedness, provided that notice of proposed delivery of such a conversion notice shall be provided to Agent at least sixty (60) days prior to the contemplated conversion.

     7.   NEGATIVE COVENANTS.

          Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, such Borrower will not do any of the following:

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that is the subject of L/C Guarantees and Indebtedness under Permitted Hedging Agreements;

                (b) Indebtedness under the Indenture outstanding as of the Closing Date (after any repayment thereof from proceeds of the initial Advances) and such other Indebtedness as set forth on Schedule 7.1;
                                            ------------

                (c)  Intentionally Omitted

                (d) Indebtedness incurred by Poolmart hereafter to finance the acquisition by Poolmart of real estate or other fixed assets for use in the on-going operations of Poolmart, provided (i) that such Indebtedness is secured only by the real estate or other assets financed thereby, and that such investments in real estate or other assets are permitted under Section 7.21
                                                               ------------
hereof and (ii) that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $5,000,000;

                (e)  Subordinated Exchange Indebtedness, if any;

                (f) Indebtedness arising under Capital Leases entered into by Borrower or any of its Subsidiaries in the ordinary course of business, provided that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $5,000,000;

                (g) Indebtedness incurred by Borrower (exclusive of Subordinated Exchange Indebtedness) in an aggregate amount not to exceed $5,000,000 at any time outstanding, which Indebtedness is subordinated to the Obligations on terms and conditions, including repayment terms and subordination provisions, acceptable to Agent;

                (h) Indebtedness of any Subsidiary of a Borrower to a Borrower incurred in the ordinary course of business; and

                (i) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) (other than Indebtedness under the Indenture), (d), and (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens
                -----------
associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrowers, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets
--------------
or property that secured the original Indebtedness); provided that in any event,
                                                     --------
with respect to any of fee interest in Real Property, Borrower shall not create or suffer to exist any consensual Liens, or sell or enter into any sale and leaseback transaction relating to any such interest in any Real Property which is owned by a Borrower on the Closing Date.

          7.3 Restrictions on Fundamental Changes. Enter into any merger or consolidation (other than of a Subsidiary of a Borrower into a Borrower, or a Borrower into the other Borrower), reorganization or recapitalization (other than in connection with an acquisition permitted by Section 7.13 in which the Borrower or a
                                 ------------
Subsidiary is the surviving corporation), or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets.

          7.4 Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of such Borrower's properties or assets other than sales of or other disposition of (a) Inventory, (b) obsolete Equipment, (c) Equipment not used or useful in the conduct of the applicable Borrower's business, (d) sale and leasebacks of the properties listed on Schedule 7.4 or of any Real Property or fixed assets acquired after the Closing Date, and (e) other assets (other than Inventory) not exceeding $500,000 per year in book value.

          7.5 Change Name. Change such Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or
                                 ---------------
add any new fictitious name.

          7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of such Borrower or which are transmitted or turned over to Agent.

          7.7 Nature of Business. Make any material change in the principal nature of such Borrower's business.

          7.8   Prepayments and Amendments.

                (a)  Except (i) in connection with a refinancing permitted by
Section 7.1(i), and (ii) for payment of up to $10,000,000 in connection with the
--------------
redemption of Indebtedness arising under the Indenture (provided that after giving effect to any such redemption, there shall exist at least $8,000,000 of Availability), prepay, redeem, retire, defease, purchase, or otherwise acquire any subordinated Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of the Indenture or any other agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).
                             ---------------  ---     ---

          7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

          7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of such Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, that (a) each Subsidiary of a Borrower may pay cash dividends or distributions to a

Borrower and (b) a Borrower (i) may pay dividends payable on the Preferred Stock in the form of additional shares of Preferred Stock, (ii) may, so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, pay dividends payable in cash on the shares of Preferred Stock with
(x) the net proceeds of a sale for cash (other than to a Subsidiary of a Borrower) of shares of capital stock of Poolmart or (y) the net proceeds of any capital contribution to Poolmart, (iii) may, so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, repurchase capital stock of a Borrower or options, warrants or other securities exercisable or convertible into capital stock of a Borrower from employees and directors of a Borrower or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees or directors, in an aggregate amount not to exceed $500,000 in any calendar year and $2,000,000 in the aggregate plus, in the case of any such repurchase of capital stock, the amount of net cash proceeds received by the Borrower from the resale of repurchased capital stock to officers or directors of the Borrower and its Subsidiaries; and (iv) may declare and pay dividends on its capital stock other than the Preferred Stock in the form of additional shares of such capital stock.

          7.12 Accounting Methods. Other than pursuant to GAAP or with the concurrence of a "Big 5" accounting firm, modify or change its method of accounting.

          7.13 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person, other than (x) Permitted Investments and acquisitions which do not exceed $2,500,000 in the aggregate during any fiscal year for Borrowers and their Subsidiaries combined, (y) loans by a Borrower to employees which do not exceed $250,000 in the aggregate outstanding at any time, and (z) trade credit extended to customers of Borrowers in the ordinary course of business.

          7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for (x) transactions contemplated under the Management Agreement as in effect as of the Closing Date and (y) transactions that are in the ordinary course of such Borrower's business and upon fair and reasonable terms, and that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

          7.15 Suspension. Suspend or go out of a substantial portion of its business.

          7.16  Intentionally Omitted.

          7.17 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (i) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender and to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of Agent (for the benefit of the Lender Group) and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment of such Borrower shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

          7.19  No Prohibited Transactions Under ERISA. Directly or indirectly:

                (a) engage, or permit any Subsidiary of such Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the
                                         ------------
IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of
                                              ------------
the IRC), whether or not waived;

                (c) fail, or permit any Subsidiary of such Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                (d) terminate, or permit any Subsidiary of such Borrower to terminate, any Benefit Plan where such event would result in any liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                (e) fail, or permit any Subsidiary of such Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                (f) fail, or permit any Subsidiary of such Borrower to fail, to pay any required installment or any other payment required under Section 412 of
                                                                 -----------
the IRC on or before the due date for such installment or other payment;

                (g) amend, or permit any Subsidiary of such Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the
                                                   -----------------
IRC; or

                (h) withdraw, or permit any Subsidiary of such Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $1,000,000.

          7.20 Financial Covenants. Fail to maintain EBITDA, in each case measured on a month-end basis, of Borrowers of at least the amounts set forth below during the corresponding fiscal years:


------------------------------------------------------------------------------
          Minimum EBITDA                    During Fiscal Year Ending
------------------------------------------------------------------------------
            $13,000,000                         September 30, 2000
------------------------------------------------------------------------------
            $14,000,000                         September 30, 2001
------------------------------------------------------------------------------
            $15,000,000                     Each Fiscal Year Thereafter
------------------------------------------------------------------------------

          7.21 Capital Expenditures. Make capital expenditures in any fiscal year in excess of $10,000,000 for the fiscal year ending September 30, 2000, and one-half of EBITDA for the prior fiscal year with respect to each fiscal year thereafter.

          7.21 Conversion Of Preferred Stock; Subordinated Exchange Indebtedness Payments. (a) Convert any Preferred Stock into Indebtedness as contemplated by Section (g) of the Preferred Stock Designation Certificate unless (i) such Indebtedness is subordinated to Obligations on terms and pursuant to documentation in each case satisfactory to the Required Lenders in their sole and absolute discretion (any such subordinated Indebtedness being the "Subordinated Exchange Indebtedness") and (ii) at the time of any such conversion no Default or Event of Default exists or would result therefrom, or
(b) without limiting the subordination provisions applicable under the terms of the Subordinated Exchange Indebtedness, make any payment in respect of principal of, or premium on, any Subordinated Exchange Indebtedness (including, without limitation, any purchase or redemption of or sinking fund or other payment in respect of principal of the Subordinated Exchange Indebtedness).

      8.  EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrowers fail to pay, within five (5) Business Days of the date due or the date when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations), provided that nothing contained herein shall prohibit Agent from charging such amounts to the Borrowers' loan account on the due date thereof;

          8.2 If any Borrower fails to perform or observe any term, provision, condition, covenant or agreement contained in Section 7 of this Agreement;
                                              ---------

          8.3 If any Borrower fails to perform or observe any term, provision, condition, covenant or agreement in this Agreement or any of the Loan Documents (other than those listed in Sections 8.1 or 8.2), and, with respect to any such failure
                -------------------
which by its nature can be cured, such failure shall continue for a period of 20 days from the date of its occurrence; provided, however, that in the case of a failure which by its nature can be cured under any of the following sections of this Agreement, such failure shall continue for a period of 20 days from the date the Borrower receives written notice from Agent of the existence of such failure: Section 6.1 with respect to the maintenance of adequate books and records; Section 6.3 with respect to Agent's satisfaction with form of the financial statements furnished to Agent; Sections 6.8 and 6.9 with respect to the failure to make provision to the satisfaction of Agent for payment of the obligations described therein;

          8.4 If any material portion of any Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.5   If an Insolvency Proceeding is commenced by any Borrower;

          8.6 If an Insolvency Proceeding is commenced against any Borrower and any of the following events occur: (a) such Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of such Borrower's properties or assets and the same is not paid on the payment date thereof; provided that any such Lien, levy or assessment shall not be an Event of Default if for less than $500,000 and if fully reserved by Agent against Availability;

          8.9 If a judgment or other claim in excess of $500,000 becomes a Lien or encumbrance upon any material portion of any Borrower's properties or assets and is not stayed, satisfied or bonded against within ten days;

          8.10 If there is a default in the Indenture or any other material agreement to which any Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or
(b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of such Borrower's obligations thereunder;

          8.11 If any Borrower makes any optional redemption of Indebtedness under the Indenture (other than as contemplated under Section 7.8) or any
                                                      -----------
payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

          8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by any Borrower or any officer, employee, agent, or director of any Borrower, on the date any such warranty, representation, statement, or report is made.

      9.  THE LENDER GROUP'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Agent may, pursuant to Sections 17.4 and
                                                            -------------
17.5, without notice of its election and without demand, do any one or more of
----
the following, all of which are authorized by Borrower:

                (a)  Declare all Obligations immediately due and payable;

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any of the Loan Documents;

                (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group's rights and security interests in the Collateral and without affecting the Obligations;

                (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrowers' Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                (e) Cause Borrower to hold all of their returned Inventory in trust for the Lender Group, segregate all such returned Inventory from all other property of any Borrower or in any Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;

                (f) Without notice to or demand upon any Borrower or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrowers agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Liens of Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrowers' owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                (g) Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Blocked Account), or
(ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

                (h) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in the Blocked Account, to secure the full and final repayment of all of the Obligations;

                (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right to use, without charge, any Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                (k) Agent shall give notice of the disposition of the Collateral as follows:

                     (1) Agent shall give Borrower and each holder of a security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                     (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 12, at least five days
                                                  ----------
     before the date fixed for the sale, or at least five days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrowers claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent;

                     (3) If the sale is to be a public sale, Agent also shall give notice of the time and place by publishing a notice one time at least five days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                (l)  Agent may credit bid and purchase at any public sale; and

                (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

          9.2 Remedies Cumulative. The Lender Group's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

      10. TAXES AND EXPENSES.

          If, after written request by Agent to Borrower, any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by such Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Agent may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrowers' Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect
                                  ------------
to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

      11. WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

          11.2 The Lender Group's Liability for Collateral. So long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 Indemnification. Borrowers shall pay, indemnify, defend, and hold each Agent-Related Person, each Lender, each Participant, and each of their respective officers, directors, employees, agents (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration (including any of the foregoing arising out of the administration of the credit facilities hereunder on a joint borrowing basis) of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified
                              ------------
Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

          11.4  Joint Borrowers; Release of Pool Brite.

                (a) Each Borrower agrees that it is jointly and severally, directly and primarily liable to Foothill for payment in full of all Obligations, whether for principal, interest or otherwise and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. Foothill may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled. Agent and Lenders agree that Borrowers may cause Pool Brite to be released from liability hereunder and the Liens of Agent and Lenders upon the assets of Pool Brite to be released, without premium or penalty, upon 30 days' prior written request by Borrowers to Agent and upon the repayment in full of all Advances outstanding made in reliance on the assets of Pool Brite (i.e., repayment of such Advances as would exceed Availability after giving effect to the removal of such assets of Pool Brite from the Borrowing
Base). In such event, Agent shall deliver to Pool Brite all such UCC partial releases, termination statements and other Lien releases, instruments and documents as may be required to effect the release of the Liens of Agent and the Lenders on such assets.

                (b) The Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower agrees that its liability under the Loan Documents shall be immediate and shall not be contingent upon the exercise or enforcement by Foothill of whatever remedies it may have against the other Borrowers, or the enforcement of any lien or realization upon any security Foothill may at any time possess. Each Borrower consents and agrees that Foothill shall be under no obligation (under Section 2899 or 3433 of the California Civil Code or otherwise) to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

                (c) Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment of the Obligations. Absent a written request from any Borrower to Foothill for information, such Borrower hereby waives any and all rights it may have to require Foothill to disclose to such Borrower any information which Foothill may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

                (d) The liability of each Borrower under the Loan Documents includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under the Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code. If such a revocation is effective notwithstanding the foregoing waiver, each Borrower acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Foothill, (b) no such revocation shall apply to any Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Foothill in existence on the date of such revocation, (d) no payment by such Borrower or from any other source prior to the date of such revocation shall reduce the maximum obligation of the other Borrowers hereunder, and (e) any payment by such Borrower or from any source other than Borrowers, subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of each Borrower hereunder.

                (e)  (i)    Each Borrower absolutely, unconditionally,
knowingly, and expressly waives:

                     (1) (A) notice of acceptance hereof; (B) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (C) notice of the amount of the Obligations, subject, however, to each Borrower's right to make inquiry of Foothill to ascertain the amount of the Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower's risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; and (F) all notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents) and demands to which such Borrower might otherwise be entitled.

                     (2) its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Foothill to institute suit against, or to exhaust any rights and remedies which Foothill has or may have against, the other Borrowers or any third party, or against any Collateral provided by the other Borrowers, or any third party. In this regard, each Borrower agrees that it is bound to the payment of all Obligations, whether now existing or hereafter accruing, as fully as if such Obligations were directly owing to Foothill by such Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

                     (3) (A) any rights to assert against Foothill any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Foothill; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor;
     (C) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Foothill's rights or remedies against the other Borrowers; the alteration by Foothill of the Obligations; any discharge of the other Borrowers' obligations to Foothill by operation of law as a result of Foothill's intervention or omission; or the acceptance by Foothill of anything in partial satisfaction of the Obligations; (D) the benefit of any statute of limitations affecting such Borrower's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower's liability hereunder.

                     (ii) Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Foothill including any defense based upon an election of remedies by Foothill under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Foothill under Bankruptcy Code Section 1111(b) to limit the amount of, or any collateral securing, its claim against the Borrowers. Pursuant to California Civil Code Section 2856(b):

               "Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower's rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise."

               "Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things:

                     a. Foothill may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower or any third Person.

                     b. If Foothill forecloses on any real property collateral pledged by the other Borrower or any third Person:

                            1) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

                            2) Foothill may collect from such Borrower even if Foothill, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrower or any third Person.

               This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure."

If any of the Obligations at any time is secured by a mortgage or deed of trust upon real property, Foothill may elect, in its sole discretion, upon a default with respect to the Obligations, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing the Loan Documents, without diminishing or affecting the liability of any Borrower hereunder except to the extent the Obligations are repaid with the proceeds of such foreclosure. Each Borrower understands that (a) by virtue of the operation of California's antideficiency law applicable to nonjudicial foreclosures, an election by Foothill nonjudicially to foreclose such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against the other Borrowers or other guarantors or sureties, and (b) absent the waiver given by such Borrower, such an election would prevent Foothill from enforcing the Loan Documents against such Borrower. Understanding the foregoing, and understanding that such Borrower is hereby relinquishing a defense to the enforceability of the Loan Documents, such Borrower hereby waives any right to assert against Foothill any defense to the enforcement of the Loan Documents, whether denominated "estoppel" or otherwise, based on or arising from an election by Foothill nonjudicially to foreclose any such mortgage or deed of trust. Each Borrower understands that the effect of the foregoing waiver may be that each Borrower may have liability hereunder for amounts with respect to which such Borrower may be left without rights of subrogation, reimbursement, contribution, or indemnity against the other Borrower or other guarantors or sureties. Each Borrower also agrees that the "fair market value" provisions of Section 580a of the California Code of Civil Procedure shall have no applicability with respect to the determination of such Borrower's liability under the Loan Documents.

                     (iii) Until such time as all Obligations have been fully, finally, and indefeasibly paid in full, in cash, each Borrower hereby absolutely, unconditionally, knowingly, and expressly postpones: (1) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (2) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (3) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

                     (iv) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION 11.4, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE
OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504, 9505, AND 9507, AND
CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

                (f) Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Foothill may, by action or inaction:

                     (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents, or any part thereof, with respect to the other Borrowers;

                     (ii) release the other Borrowers or grant other indulgences to the other Borrowers in respect thereof; or

                     (iii) release or substitute any guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any guaranty of the Obligations, or any portion thereof.

                (g) Foothill shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Foothill to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Foothill's right to proceed in any other form of action or proceeding or against other parties unless Foothill has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Foothill under the Loan Documents shall serve to diminish the liability of any Borrower thereunder except to the extent that Foothill finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

                (h) The Obligations shall not be considered indefeasibly paid for purposes of this Section 11.4 unless and until all payments to Foothill are
                     ------------
no longer subject to any right on the part of any person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to 11 U.S.C., or otherwise) of any Borrower's assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Foothill shall have no obligation whatsoever to transfer or assign its interest in the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Foothill is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and each Borrower shall be liable for the full amount Foothill is required to repay plus any and all costs and expenses (including attorneys' fees and attorneys' fees incurred pursuant to 11 U.S.C.) paid by Foothill in connection therewith.

          Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Borrowers otherwise may have against other Borrowers, the Lender Group or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

      12. NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Agent, as the case may be, at its address set forth below:

                If to Borrowers:    20630 Plummer Street
                                    Chatsworth, California  91311
                                    Attn:  Chief Financial Officer
                                    Fax No. 818.993.1930

                with copies to:     GIBSON, DUNN & CRUTCHER LLP
                                    333 South Grand Avenue
                                    Los Angeles, California 90071-3197
                                    Attn:  Brian D. Kilb, Esq.
                                    Fax No. 213.229.7520

                If to Agent or      FOOTHILL CAPITAL CORPORATION
                the Lender Group    11111 Santa Monica Boulevard
                in case of Agent:   Suite 1500
                                    Los Angeles, California 90025-3333
                                    Attn:  Business Finance Division Manager
                                    Fax No. 310.478.9788

                with copies to:     BUCHALTER, NEMER, FIELDS & YOUNGER
                                    601 South Figueroa Street
                                    Suite 2400
                                    Los Angeles, California  90017
                                    Attn:  Robert C. Colton, Esq.
                                    Fax No. 213.896.0400

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other
                                                           ----------
than notices by Agent in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Agent in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

      13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND

LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF THE LENDER GROUP, IN ANY OTHER COURT IN WHICH THE LENDER GROUP SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. EACH BORROWER AND EACH
                                              ----------
MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      14. DESTRUCTION OF BORROWERS' DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent four months after they are delivered to or received by Agent, unless Borrowers requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrowers' expense, for their return.

      15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

          15.1  Assignments and Participations.

                (a) Any Lender may, with the written consent of Agent, assign and delegate to one or more Eligible Transferees (each an "Assignee") all, or any ratable part, of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may
                              -----------------
continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent a fully executed Assignment and Acceptance ("Assignment and Acceptance") in the form of Exhibit A-1; and (iii) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

                (b) From and after the date that Agent notifies the assignor Lender that it has received a fully executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

                (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments of the Assignor and Assignee arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

                (e) Any Lender may at any time, with the written consent of Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a "Participant")
participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender's
                      --------  -------
obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations,
(iii) Borrower and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has any right to approve or consent to, or vote with respect to, any amendment to, or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrower hereunder shall be determined as if such Originating Lender had not sold such participation. The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Advances or the Letters of Credit. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

                (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose to the proposed assignee or participant all documents and information which it now or hereafter may have relating to Borrower or Borrower's business if such Person has agreed to be bound by the confidentiality provisions of this Agreement.

                (g) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          15.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or
--------  -------
duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and, except as
                                                ------------
expressly required pursuant to Section 15.1, no consent or approval by Borrower
                               ------------
is required in connection with any such assignment.

     16.  AMENDMENTS; WAIVERS.

          16.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

                (a)  increase or extend the Commitment of any Lender;

                (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which is required for the Lenders or any of them to take any action hereunder;

                (e) increase the advance rate with respect to Advances (except for the restoration of an advance rate after the prior reduction thereof), or change Section 2.1(b);
                    --------------

                (f) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

                (g)  release Collateral other than as permitted by
Section 17.11;
-------------
                (h)  change the definition of "Required Lenders";

                (i) release Borrower from any Obligation for the payment of money; or

                (j)  amend any of the provisions of Article 17.
                                                    ----------

and, provided further, that no amendment, waiver or consent shall, unless in
     -------- -------
writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; and, provided further, that the limitation
                                           -------- -------
contained in clause (e) above shall not be deemed to limit the ability of Agent to make Advances or Agent Loans, as applicable, in accordance with the provisions of Sections 2.1(g), (h), or (l). The foregoing notwithstanding, any
              ---------------  ---     ---
amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

          16.2 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

     17.  AGENT; THE LENDER GROUP.

          17.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Foothill as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article 17. The
                                                        ----------
provisions of this Article 17 are solely for the benefit of Agent and the
                   ----------
Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein; provided, however, that the provisions of Sections 17.10, 17.11, and 17.16(d) also shall be for the benefit of
   ---------------------      --------
Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including making the determinations contemplated by Section 2.1(b). Without limiting the generality
                               --------------
of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

          17.2 Delegation of Duties. Except as otherwise provided in this Section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, Agent shall not make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

          17.3 Liability of Agent-Related Persons. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower, or any of Borrower's Subsidiaries or Affiliates.

          17.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants, and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of willful misconduct. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          17.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Agent or the Lenders, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to
                   ------------
such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:
--------  -------

                (a) At all times, Agent may propose and, with the consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three Business Days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group; and

                (b) At all times, once Required Lenders or all Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

          17.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower, and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrower, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

          17.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be
                                 --------  -------
liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence, bad faith, or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the
      -----------
resignation or replacement of Agent.

          17.8 Agent in Individual Capacity. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill were not Agent hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Foothill and its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. With respect to the Agent Loans and Agent Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

          17.9 Successor Agent. Agent may resign as Agent following notice of such resignation ("Notice") to the Lenders and Borrower, and effective upon the appointment of and acceptance of such appointment by, a successor Agent. If Agent resigns under this Agreement, the Required Lenders shall appoint any Lender or Eligible Transferee as successor Agent for the Lenders. If no successor Agent is appointed within 30 days of such retiring Agent's Notice, Agent may appoint a successor Agent, after consulting with the Lenders and Borrower. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          17.10  Withholding Tax.

                 (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and
Borrower:

                      (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                      (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                       (iii) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender's IRS Form 1001 as no longer valid.

                 (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

                 (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrower fully for all amounts paid, directly or indirectly, by Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.

          17.11  Collateral Matters.

                 (a)  The Lenders hereby irrevocably authorize Agent, to
release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; and upon such termination and payment Agent shall deliver to Borrower, at Borrower's sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4
                                                                   -----------
of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders; provided,
                                                                   --------
however, that Agent may, in its discretion, without prior authorization
-------
of Lenders, release any Lien on Collateral where the value of such Collateral released at any one time is not in excess of $100,000 and the value of all such Collateral released in any calendar year is not in excess of $250,000. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (i) Agent
                            -------------  --------  -------
shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released), upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                 (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower, is cared for, protected, or insured or has been encumbered, or that the Liens of the Agent (for the benefit of the Lender Group) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          17.12  Restrictions on Actions by Lenders; Sharing of Payments.

                 (a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

                 (b)  Subject to Section 17.8, if, at any time or times any
                                  -----------
Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender shall promptly (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however,
                                                            --------  -------
that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          17.13 Agency for Perfection. Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Division 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

          17.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on
Schedule C-1, or pursuant to such other wire transfer instructions as each
------------
party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

          17.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to Section 4.1) of the Lender Group. Each member of
                            -----------
the Lender Group agrees that any action taken by Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

          17.16 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By signing this Agreement, each Lender;

                 (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports;

                 (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                 (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrowers' Books and records, as well as on representations of Borrower's personnel;

                 (d)  agrees to keep all Reports and other material
information obtained by it pursuant to the requirements of this Agreement in accordance with its reasonable customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event such Lender may make disclosures (i) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (ii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (iii) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by
                            --------  -------
applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

                 (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof; (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof, Agent promptly shall provide a copy of same to such Lender; and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

          17.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances shall constitute the several (and not joint)
obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall
                              ------------
have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     18.  GENERAL PROVISIONS.

          18.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and the Lender Group.

          18.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          18.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          18.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          18.5 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          18.6  Revival and Reinstatement of Obligations.

                (a) If the incurrence or payment of the Obligations by any Borrower or any guarantor of the Obligations or the transfer by any or all of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          18.7 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                         LESLIE'S POOLMART, INC.,
                         a Delaware corporation

                         By  /s/ Donald J. Anderson
                             ----------------------
                         Title:  EVP & CFO
                                 ------------------

                         LESLIE'S POOL BRITE, INC.,
                         a California corporation

                         By  /s/ Lawrence H. Hayward
                             -----------------------
                         Title:  President and CEO
                                 -------------------

                         FOOTHILL CAPITAL CORPORATION,
                         a California corporation, as Agent and as a Lender

                         By  /s/ Rhonda R. Foreman
                             -------------------------
                         Title:  Senior Vice President
                                 ---------------------